UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 28, 2011

Date of Report (Date of Earliest Event Reported)

ALLERGAN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10269	95-1622442
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2525 Dupont Drive

Irvine, California 92612

(Address of Principal Executive Offices) (Zip Code)

(714) 246-4500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On October 28, 2011, Allergan, Inc. (“Allergan”) entered into an amended and restated credit agreement (the “Amended Credit Agreement”) with a syndicate of lenders and JPMorgan Chase Bank, N.A., Citibank, N.A. and Bank of America, N.A., as agents. The Amended Credit Agreement amended and restated a credit agreement dated as of March 31, 2006 (the “Existing Credit Agreement”) as previously disclosed in the Form 8-K filed on April 4, 2006, as previously amended, and among other things, increased the letter of credit subfacility, added a new swingline subfacility and extended the term of the Existing Credit Agreement. The following description of the Amended Credit Agreement is qualified in its entirety by reference to the complete text of the Amended Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

General Terms

The Amended Credit Agreement provides for an $800 million revolving credit facility with a maturity date of October 28, 2016. Allergan and its eligible subsidiaries are borrowers under the Amended Credit Agreement. The aggregate principal amount of loans made to Allergan’s eligible subsidiaries under the Amended Credit Agreement may not exceed $250 million. Allergan has guaranteed all loans made to its eligible subsidiaries under the Amended Credit Agreement.

Under the Amended Credit Agreement, the borrowers may obtain committed loans, which are funded by all of the lenders, or competitive bid loans, which are funded by the lenders that offer the most favorable terms for the requested loan or loans. Both committed loans and competitive bid loans may be funded in U.S. dollars and in the following additional currencies: Euros, Canadian dollars, Japanese yen, British pounds sterling and Australian dollars. The Amended Credit Agreement also includes a $100 million subfacility for letters of credit and a $50 million swingline subfacility.

Interest Rates and Fees

Committed loans under the Amended Credit Agreement other than swingline loans bear interest on the outstanding principal amount at a rate equal to, at Allergan’s option, (a) a base rate determined by reference to the highest of (i) the prime rate announced by JPMorgan Chase Bank, N.A., in New York City, (ii) the federal funds rate plus 0.50%, and (iii) the sum of the rate offered to certain euro-currency reference banks (currently JPMorgan Chase Bank, N.A., Citibank, N.A. and Bank of America, N.A.) in London plus 1.00%; or (b) a euro-currency margin plus the rate for the relevant currency offered to the euro-currency reference banks in London. The euro-currency margin ranges from 0.450% to 1.175% depending on Allergan’s senior unsecured long term debt credit rating. Swingline loans bear interest at the rate described in clause (a) above. Each competitive bid loan bears interest at the rate agreed upon by the lender and the borrower for such loan, which may be either fixed or based upon a euro-currency rate with a margin agreed to by the applicable borrower.

Allergan is also obligated to pay a facility fee on the total amount of the credit facility and a letter of credit fee on the stated amount of outstanding letters of credit. The facility fee ranges from 0.050% to 0.200% of the facility commitment, depending on Allergan’s senior unsecured long term debt credit rating. The letter of credit fee is equal to the euro-currency margin referred to above.

Covenants

The Amended Credit Agreement contains customary affirmative and negative covenants, including limitations on indebtedness; limitations on subsidiary debt; negative pledges, limitations on consolidations, mergers and sales of assets; and limitations on transactions with affiliates. In addition, the Amended Credit Agreement contains a maximum leverage ratio.

Events of Default

Events of default under the Amended Credit Agreement include, among other things, failure to pay principal, interest, fees or other amounts; covenant defaults; material inaccuracy of representations and warranties; cross-defaults to material debt; bankruptcy events with respect to Allergan or any of its subsidiaries; certain ERISA events; material unsatisfied or unstayed judgments; actual or asserted invalidity of Allergan’s guarantee; or a change of control.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of October 28, 2011, among Allergan, Inc., as Borrower and Guarantor, the Eligible Subsidiaries referred to therein, as Borrowers, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Bank of America, N.A., as Documentation Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLERGAN, INC.

Date: October 31, 2011	By:	/s/ Matthew J. Maletta
	Name:	Matthew J. Maletta
	Title:	Vice President, Associate General Counsel and Secretary

Exhibit Index

Exhibit	Description of Exhibit
10.1	Amended and Restated Credit Agreement, dated as of October 28, 2011, among Allergan, Inc., as Borrower and Guarantor, the Eligible Subsidiaries referred to therein, as Borrowers, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Bank of America, N.A., as Documentation Agent